Exhibit 99C

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SHAREHOLDERS’ AGREEMENT

THIS AGREEMENT made as of the 18th day of October, 2006

BETWEEN:

ROBERT M. FRIEDLAND

(“RMF”)

AND:

RIO TINTO INTERNATIONAL HOLDINGS LIMITED, a corporation incorporated under the laws of England and Wales with its registered office at 6 St. James Square, London, SWIY 4LD

(“Rio Tinto”)

WHEREAS:

A.	capitalized terms used in these recitals without definition have the meanings assigned to them in Section 1.1 hereof;

B.	RMF is the direct or indirect beneficial owner of the Shares and Convertible Securities more particularly described in Schedule “A”;

C.	Rio Tinto and the Company have entered into the Private Placement Agreement which provides for RMF and Rio Tinto to enter into this Agreement; and

D.	RMF and Rio Tinto wish to enter into this Agreement to provide for certain rights and obligations, as among themselves, in relation to Shares and Convertible Securities held by RMF.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the sum of $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and of the premises and the respective covenants and agreements herein contained, the parties hereto covenant and agree as follows:

PART 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1       In this Agreement, unless the context otherwise requires, the following terms will have the meanings hereinafter set forth:

“Affiliate” means, in respect of a Party, any Person which Controls, is Controlled by, or is under common Control with, such Party and, in the case of Rio Tinto, “Affiliate” includes any member of the Rio Tinto Group;

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“Business Day” means any day upon which banks in Vancouver, British Columbia and London, England are open for business;

“Controlled Shares” has the meaning assigned to it in Schedule A;

“Company” means Ivanhoe Mines Ltd., a corporation continued under the laws of the Yukon Territory and with its registered office at the date hereof at 300-204 Black Street, Whitehorse, Yukon, Canada, Y1A 2M9;

“Company Shareholder Approval Matter” has the meaning assigned to it in Section 3.1;

“Control” used as a verb means, with respect to a body corporate, the right in all circumstances directly or indirectly to exercise a majority of the votes which may be cast at a general meeting of the shareholders of the body corporate or the right to elect or appoint, directly or indirectly, a majority of the directors of the body corporate and, when used with respect to another Person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise, and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers;

“Convertible Securities” means any instruments, rights, options or warrants to acquire, or other securities of the Company which are convertible into, exchangeable for or exercisable to acquire Shares;

“Designated Purchaser” has the meaning assigned to it in Section 4.4;

“Effective Date” means the First Closing Date as defined in the Private Placement Agreement;

“Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, lien, easement, right-of-way, encroachment, covenant, condition, right-of-entry, lease, license, assignment, option or claim or any other encumbrance, charge or any title defect or whatever kind of nature, regardless of form, whether or not registered or registrable and whether or not consensual or arising by law (statutory or otherwise);

“entity” means a Person other than an individual;

“Goldamere Minority Transaction” has the meaning assigned to it in Schedule “A”;

“Ivanhoe Change of Control” means any Person, or group of Persons acting jointly or in concert, acquiring beneficial ownership of more than fifty per cent (50%) of the outstanding Ivanhoe Shares;

“Ivanhoe Control Transaction” means a transaction which would result, if consummated, in an Ivanhoe Change of Control;

“Notice” has the meaning assigned to it in Section 6.1;

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“Owned Securities” means, in respect of RMF, those Securities held directly or indirectly by RMF and any of RMF’s Affiliates from time to time or in respect of which RMF or any of RMF’s Affiliates exercise control or direction or is beneficially interested from time to time;

“Parties” means all of the parties to this Agreement collectively and “Party” means any one of them;

“Permitted Transferee” means, with respect to RMF:

(i) any corporation of which RMF is at all times the beneficial owner of shares carrying voting rights that are sufficient, if exercised, to Control the corporation; and

(ii) any trust, the sole beneficiary of which is RMF;

“Person” includes an individual, corporation, limited or unlimited liability company, general or limited partnership, association, trustee, trust, unincorporated association, organization, syndicate, joint venture, governmental authority, executor, administrator or other legal or personal representative and pronouns have a similarly extended meaning;

“Private Placement Agreement” means that certain Private Placement Agreement between the Company and Rio Tinto dated October 18, 2006;

“RFR Offer Notice” has the meaning assigned to it in Section 4.3;

“RFR Offered Securities” has the meaning assigned to it in Section 4.3;

“RFR Exercise Period” has the meaning assigned to it in Section 4.3;

“Rio Tinto Group” means Rio Tinto plc (incorporated in England), Rio Tinto Limited (incorporated in Victoria, Australia) and any other corporation wherever situated in which Rio Tinto plc and/or Rio Tinto Limited owns or Controls, directly or indirectly, more than 50 per cent of the shares or stock carrying the right to vote at a general meeting (or its equivalent) of the corporation;

“Securities” means any securities of the Company, and includes Shares and Convertible Securities;

“Shares” means the common shares in the capital of the Company, as presently constituted;

“Termination Date” has the meaning assigned to it in Section 5.1;

“Transfer” means any direct or indirect offer, sale, contract to sell, grant of option or right to purchase, short sale, transfer, assignment, gift, derivative transaction in respect of, or other disposition, alienation, or creation of any Encumbrance in respect of, any Securities (or any voting rights or other rights attributable thereto), whether now owned or hereafter acquired; and

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“Warrants” means the Series A Warrants and the Series B Warrants to be issued by the Company to Rio Tinto pursuant to, and as defined in, the Private Placement Agreement.

Interpretation

1.2	For the purposes of this Agreement, except as otherwise expressly provided:

	(a)	“this Agreement” means this agreement, including the schedules hereto, and not any particular part, section or other portion hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

	(b)	all references in this Agreement to a designated “Part”, “Section”, “Subsection” or other subdivision or to a schedule are references to the designated part, section, subsection or other subdivision of, or schedule to, this Agreement;

	(c)	the words “hereof”, “herein”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular part, section, subsection or other subdivision or schedule unless the context or subject matter otherwise requires;

	(d)	the division of this Agreement into parts, sections and other portions and the insertion of headings are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

	(e)	a reference in this Agreement to a statute includes all regulations made thereunder, all amendments to the statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations;

	(f)	the singular of any term includes the plural, and vice versa, and the use of any term is generally applicable to any gender and, where applicable, a body corporate, firm or other entity, and the word “including’ is not limiting whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto;

	(g)	in the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action will be required to be taken on the next succeeding day which is a Business Day; and

	(h)	all references to “approval”, “authorization” or “consent” in this Agreement mean written approval, authorization or consent.

Schedules

1.3	Attached to and forming part of this Agreement is the following Schedule:

Schedule “A” – Shares and Convertible Securities held by RMF

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PART 2
REPRESENTATIONS AND WARRANTIES

Representations and Warranties of RMF

2.1       RMF represents and warrants to Rio Tinto, and acknowledges and confirms that Rio Tinto is relying on such representations and warranties in connection with entering into this Agreement that:

(a)	RMF is legally competent to execute this Agreement and to take all actions required pursuant thereto;

(b)	none of the execution and delivery of this Agreement or the fulfillment of, or compliance with, the terms and provisions hereof do or will, with the giving of Notice or the lapse of time or otherwise,

(i) conflict with, result in the breach of, constitute a default under, or accelerate or permit the acceleration of the performance required by, any material agreement to which RMF or any of his Affiliates is a party or by which RMF or any of his Affiliates is bound or to which any of RMF’s or any of his Affiliates’ material assets are subject or any law or regulation to which RMF or any of his Affiliates is subject, or

(ii) result in the creation or crystallisation of any Encumbrance upon RMF’s Owned Securities;

(c)	no exemption, consent, approval, order or authorization of, or registration or filing with any court, governmental authority or any third party is required by, or with respect to, RMF in connection with the execution, delivery and performance of this Agreement by RMF;

(d)	this Agreement has been duly executed and delivered by RMF and is a valid and binding obligation of RMF enforceable against him in accordance with its terms subject to bankruptcy, insolvency and other applicable laws affecting the enforcement of creditors’ rights generally and to general principles of equity; and

(e)	RMF is the direct or indirect beneficial owner of that number and class of the issued and outstanding Securities set out in Schedule “A” to this Agreement free and clear of any Encumbrances and, except as disclosed in Schedule “A”, rights of any other Person.

Survival

2.2       The representations, warranties and covenants in this Part 2 will survive the execution and delivery of this Agreement for a period of two (2) years after the Termination Date.

PART 3
VOTING

Shareholder Approval

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3.1        RMF covenants and agrees that, at such time and from time to time as the Company convenes a special meeting of, or otherwise seeks a vote or consent of, the holders of its Shares for the purpose of approving:

(a)	the right of Rio Tinto to exercise the Warrants; or

(b)	any other transaction contemplated by the Private Placement Agreement in respect of which:

	(i)	Ivanhoe is legally bound under the terms of the Private Placement Agreement; and

	(ii)	Rio Tinto or any of its Affiliates and Ivanhoe or any of its Affiliates are, or may be, parties,

(each a “Company Shareholder Approval Matter”).

RMF shall vote or cause to be voted, or provide or cause to be provided, a consent with respect to all of his Owned Securities and, so long as they are held by Goldamere Holdings SRL, the Controlled Shares, that carry voting rights in favour of each Company Shareholder Approval Matter.

PART 4
DISPOSITIONS OF SECURITIES

General Restrictions

4.1	RMF agrees that he will not, and shall procure that each of his Affiliates will not, except as expressly required or permitted by this Agreement, directly or indirectly, Transfer any of his Owned Securities without the express prior written consent of Rio Tinto, except as follows:

	(a)	a Transfer of such Owned Securities effected at any time after the Effective Date to a Permitted Transferee pursuant to Section 4.2;

	(b)	a Transfer pursuant to the Goldamere Minority Transaction;

	(c)	a Transfer of such Owned Securities effected at any time after the Effective Date pursuant to Section 4.3; or

	(d)	a Transfer of such Owned Securities effected at any time after the Effective Date pursuant to an Ivanhoe Control Transaction.

Permitted Transferee

4.2       Notwithstanding any provision of this Agreement to the contrary, at any time after the Effective Date and from time to time, RMF may Transfer, without complying with Section 4.3, all or any of his Owned Securities to a Permitted Transferee of RMF.

Right of First Refusal

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4.3     RMF may Transfer his Owned Securities to a third party pursuant to an offer received from that third party (the “RFR Offered Securities”), provided that RMF may only effect a Transfer of such RMF Offered Securities on bona fide arm’s length terms and must give Notice (an “RFR Offer Notice “) to Rio Tinto, identifying the third party offeree and its ultimate beneficial owner(s), if and to the extent reasonably known, and offering the RFR Offered Securities to Rio Tinto at the same cash price and on the same terms upon which RFR has received an offer from a third party to convey RFR Offered Securities to such third party. Upon receiving an RFR Offer Notice, Rio Tinto or, at its direction, an Affiliate of Rio Tinto, will have the right (the “Right of First Refusal”) to acquire all, but not less than all, of the RFR Offered Securities for the consideration stipulated in the RFR Offer Notice. Rio Tinto or, at is direction, an Affiliate of Rio Tinto, may exercise the Right of First Refusal by providing Notice to Ivanhoe within sixty (60) days of receipt by Rio Tinto of the RFR Offer Notice (the “RFR Exercise Period”). If Rio Tinto or its Affiliate, as applicable, exercises the Right of First Refusal, then a binding agreement of purchase and sale will exist between Rio Tinto or its Affiliate, as applicable, and RMF with respect to the RFR Offered Securities for the consideration stipulated in the RFR Offer Notice, and on the terms and conditions therein contained. If the Right of First Refusal is not exercised prior to the expiry of the RFR Exercise Period, RMF will have the right for a period of sixty (60) days following the RFR Exercise Period (the “Closing Period”) to convey the RFR Offered Securities to the third party from whom it received the offer that was specifically named in the RFR Offer Notice for cash consideration having a value equal to or higher than the value of the cash consideration for which RMF offered the RFR Offered Securities to Rio Tinto and on terms and conditions no less favourable to RMF than those set out in the RFR Offer Notice. If RMF does not convey the RFR Offered Securities to such third party before the expiry of the Closing Period, such RFR Offered Securities will again become subject to the Right of First Refusal.

Rio Tinto Placement Rights

4.4     If RMF gives an RFR Offer Notice to Rio Tinto and the purchase by Rio Tinto of all or a portion of the RFR Offered Securities would: (i) constitute a “take-over bid” (within the meaning of Canadian provincial securities laws) in which Rio Tinto would be obligated to tender a “formal bid” (within the meaning of Canadian provincial securities laws) in order to purchase the RFR Offered Securities; or (ii) cause the Rio Tinto and its Affiliates to, upon completion of the purchase thereunder, beneficially own, or exercise control or direction of more than forty per cent (40%) of the then issued and outstanding Shares ((i) and (ii) being hereinafter referred to, collectively, as the “Purchase Limitations”), then Rio Tinto will be entitled to exercise a placement right in the manner set forth in this Section 4.4 (the “Placement Right”). Pursuant to the Placement Right and subject to Rio Tinto’s other rights under this Section 4.4, Rio Tinto may at any time during the applicable RFR Exercise Period for the RFR Offered Securities, in lieu of exercising the Right of First Refusal, deliver a Notice to RMF of its intent to arrange for the sale of all, but not less than all, of the RFR Offered Securities to a third party selected by Rio Tinto in its absolute discretion (a “Designated Purchaser”). If the purchase by Rio Tinto or any of its Affiliates of less than all of the RFR Offered Securities would not contravene the Purchase Limitations, Rio Tinto may elect to purchase, or cause an Affiliate of Rio Tinto to purchase, such number of the RFR Offered Securities as would not contravene the Purchase Limitations. Any Notice delivered pursuant to this Section 4.4 shall include a certification by Rio Tinto respecting the applicability in the circumstances of the Purchase Limitations and details respecting the allocation, if any, of the RFR Offered Securities as between the Designated Purchaser and Rio

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Tinto or any of its Affiliates. Upon delivery of such Notice by Rio Tinto to RMF in accordance with this Section 4.4, a binding agreement of purchase and sale will exist:

(a)	between RMF and Rio Tinto, as agent for the Designated Purchaser, respecting the purchase by the Designated Purchaser of the allocated number of RFR Offered Securities (the “Designated Purchaser Transaction”); and

(b)	if Rio Tinto or any of its Affiliates is purchasing any of the RFR Offered Securities, between RMF and Rio Tinto, on behalf of itself or any of its Affiliates, respecting the purchase by Rio Tinto or any such Affiliate of the allocated number of RFR Offered Securities (the “Rio Tinto Transaction”);

at and for a cash price equal to that described in the RFR Offer Notice, and on the terms and conditions therein contained. The Designated Purchaser Transaction and the Rio Tinto Transaction will be cross-conditional and if either such transaction is not completed, or if Rio Tinto fails to give Notice to RMF exercising the Placement Right, within the RFR Exercise Period, then Rio Tinto will be conclusively deemed to have waived its right to exercise the Placement Right in respect of the RFR Offered Securities and RMF may, within sixty (60) days after the expiry of the RFR Exercise Period, sell the RFR Offered Securities at a cash price per RFR Offered Security not less than, and on terms and conditions no less favourable to RMF than, the price per RFR Offered Security and otherwise on the terms and conditions set out in the RFR Offer Notice. The parties agree to comply with all Applicable Laws, including applicable securities laws, in connection with the purchase and sale of any RFR Offered Securities. In the event that RMF does not sell the RFR Offered Securities within the sixty (60) day period referred to above or if the terms of any proposed sale are less favourable to RMF than those set out in the RFR Offer Notice, then the Placement Right will once again apply.

Specific Performance and Injunction

4.5     RMF specifically acknowledges that the restrictions on dispositions of Securities and right of first refusal contained in this Part 4 is an integral part of the transactions contemplated by this Agreement. RMF therefore, specifically acknowledges and agrees that the breach of any of the terms of this Part 4 would cause Rio Tinto irreparable harm that may not be compensable in damages. RMF further acknowledges and agrees that it is essential to the effective enforcement of this Agreement that Rio Tinto be entitled to equitable remedies including, but not limited to, specific performance and injunction without being required to show irreparable harm. Having regard to the significant investment being made by Rio Tinto in the Company, RMF acknowledges and agrees that the terms of this Agreement just and reasonable having regard to all the circumstances.

PART 5
TERMINATION

5.1     This Agreement will terminate on the earlier of:

(a)	the date RMF effects the Transfer of all of his Owned Securities, such that he holds no Owned Securities; or

(b)	that date that is the fifth (5th ) anniversary of the Effective Date (the “Termination Date”).

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PART 6
GENERAL PROVISIONS

Notices

6.1     All notices, payments and other required or permitted communications (each, a “Notice”) to any Party will be in writing, in the English language and addressed respectively as follows:

If to RMF:	Robert M. Friedland
c/o Ivanhoe Capital Pte Ltd.
No. 1 Temasek Avenue
#37 Millenia Tower,
Singapore, 039192

Attention:	Company Secretary
Fax:	65 6338 8228

If to Rio Tinto:
Rio Tinto International Holdings Limited
6 St. James’s Square
London SW1Y 4LD
United Kingdom

Attention:	Company Secretary
Fax:	44 20 7930 3249

With a copy to:
Chief Executive Copper Group
Rio Tinto plc
6 St. James’s Square
London SW1Y 4LD
United Kingdom

Fax:	44 20 7930 3249

All Notices will be delivered personally or sent by certified or registered mail, or by fax to the Party to receive the Notice to the address set out above or to another address, Person or fax number specified by that Party by not less than seven (7) days’ prior Notice to the other Parties received before the Notice was despatched. Unless there is conclusive evidence that it was received earlier, a Notice is deemed given, if delivered personally, when left at the address set out above, if sent by certified or registered mail, upon obtaining a receipt therefor. Notwithstanding the foregoing, any Notice received after 5:00 p.m. (local time) at its destination will be deemed to be received on the following Business Day.

Waiver

6.2     The failure of Rio Tinto to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof will not constitute a

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waiver of any provision of this Agreement or limit Rio Tinto’s right thereafter to enforce any provision or exercise any right.

Modification

6.3     No modification of this Agreement will be valid unless made in writing and duly executed by both Parties.

Further Assurances

6.4     Each of the Parties will take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

Entire Agreement

6.5     This Agreement (together with the Private Placement Agreement) contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof.

Assignment

6.6     Except as expressly permitted elsewhere in this Agreement, no Party may assign its rights or obligations under this Agreement without the prior written consent of the other Party, provided that such consent may be unreasonably withheld.

Successors and Assigns

6.7     This Agreement will be binding upon and inure to the benefit of the respective successors and permitted assigns of the Parties.

No Partnership

6.8     Nothing contained in this Agreement shall be deemed to constitute a Party the partner of the other Party, or, except as otherwise herein expressly provided, to constitute a Party the agent or legal representative of the other Party, or to create any fiduciary relationship between them. The Parties do not intend to create, and this Agreement shall not be construed to create any commercial or other partnership. Neither Party, nor, if a body corporate, any of its directors, officers, employees, agents and attorneys, or any of its Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Party, except as otherwise herein expressly provided, and any such action or assumption by either Party’s directors, officers, employees, agents and attorneys or Affiliates shall be a breach by such Party of this Agreement. The rights, duties, obligations and liabilities of the Parties shall be several and not joint or collective.

No Third Party Beneficiary Rights

6.9     This Agreement shall be construed to benefit the Parties and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other Person.

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Time

6.10     Time is of the essence of this Agreement.

Governing Law

6.11     This Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein without regard for any conflict of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction.

Facsimile

6.12     Either party may deliver an executed copy of this Agreement by facsimile or email transmission, provided such Party shall deliver to the other Party an original executed copy of this Agreement.

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Counterparts

This Agreement may be executed in any number of counterparts, and it will not be necessary that the signatures of both Parties be contained on any counterpart. Each counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ S. McEvoy	/s/ Robert M. Friedland

Witness	ROBERT M. FRIEDLAND

RIO TINTO INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Thomas Albanese

Title:	Director, Group Resources

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SCHEDULE “A”

Shares and Convertible Securities held by RMF

Shares beneficially owned, directly or indirectly, by RMF: 96,763,241

Shares controlled by RMF: 4,071,093 (the “Controlled Shares”)

Convertible Securities held directly or indirectly by RMF:

Type of Convertible	Number of Convertible	Shares Issuable Upon
Security	Securities	Conversion

Options	2,000,000	2,000,000

RMF beneficially owns 91.91% of the issued and outstanding shares of Goldamere Holdings SRL (“Goldamere”), a Barbados company. Goldamere beneficially owns 50,322,533 Shares, including the Controlled Shares, which represent approximately 8.09% of the total number of Shares beneficially owned by Goldamere. Nepal Investments Limited (“Nepal”) beneficially owns the remaining 8.09% of the issued and outstanding shares of Goldamere. Although RMF controls Goldamere and is deemed by law to beneficially own the Controlled Shares, he has no actual economic interest in the Controlled Shares and has acknowledged that the entire economic interest in the Controlled Shares belongs to Nepal. Nepal has requested, and RMF has verbally agreed, subject to minimizing adverse tax consequences, to facilitate one or more transactions whereby Nepal will be entitled to exchange its shares of Goldamere for the Controlled Shares (the “Goldamere Minority Transaction”).

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